THE
BANK  OF
NEW
YORK

Exhibit (g)(8)

THE BANK OF NEW YORK
 RESTRICTED SECURITIES PROGRAM PRICING

For

Westcore Trust

Dated:    December 15, 2006

Within the Restricted Securities Program, there will be two types of servicing:  Transfer Services and Investigative Services.

Fees:

  Each level represents the combination of safekeeping and transactional fees

  The fee represents the charge per certificate/per year.**

                     Transfer Services:
                Transfer Service           = $1000.00**

                     Investigation Services:
                Investigation Services   = $600.00
                Lifting of the Restriction ( per certificate ) = $600.00*

Transfer Services will cover:

➢ Receiving the certificate(s) into the vault for physical securities.  For book-entry securities, we will add to the Program as instructed by client per issue.

➢ Gathering information concerning the nature of the restriction

➢ Monitoring the certificate(s) and provide monthly status updates via Restricted Securities Database

➢ Taking/performing the necessary steps to remove the restrictive legend from the certificate, when instructed by the client

➢ Within Transfer Services, a client can choose whether or not to have BNY receive the proceeds distributed in connection with corporate events.

  Within Transfer Services, a client can choose whether or not to have BNY collect on all corporate events depending on how the certificates are registered.

  The fee represents the charge per certificate/per year.

THE
BANK  OF
NEW
YORK

Investigative Services will cover:

➢ Gathering information concerning the nature of the restriction

➢ Informing the client of the requirements to remove the restrictive legend from the certificate

➢ Taking the necessary steps needed to remove or eliminate the restriction imposed as a matter of law will be the responsibility of the client.

  The necessary steps needed to lift the restriction will be the responsibility of the client.

  A one-time fee will be imposed when the request for information is made.

  Thereafter, should a client request BNY to lift the restriction, an additional fee will be imposed.  The fee will represent a charge per certificate*

Out of Pocket Expenses:
Fees listed above do not cover out-of-pocket expenses such as, but not limited to, shipping expenses, transfer fees and fees paid to the corporate records division of the State of incorporation for corporate information.  If BNY or its affiliates are utilized as broker for the sale of Restricted Securities, separate fees, commissions and charges will be applied.

  Any proposal will be valid for 90 days from the date of issue.

  The Bank of New York reserves the right to amend the fees from those quoted should the actual business awarded differ significantly to the information on which this proposal was based.

  All of the information contained within this schedule is confidential and should not be made available to third parties prior to reference to The Bank of New York.

Agreed and accepted by:

Client Name	The Bank of New York

By: (signature)_______________________	By: (signature) _______________________

Name:______________________________	Name:_______________________________

Title: ______________________________	Title: _______________________________

Date:	Date: